February 27, 2024

Stephen Nesbitt
President

c/o Cliffwater LLC
Cascade Private Capital Fund
4640 Admiralty Way, 11th Floor

Marina del Rey, CA 90292

Re:	Cascade Private Capital Fund (the “Fund”)

Dear Mr. Nesbitt:

Pursuant to the Investment Management Agreement between the Fund and Cliffwater LLC (“Cliffwater”) dated February 27, 2024, Cliffwater is entitled to investment advisory fees of 1.40% of the Fund’s average daily net assets. By separate letter agreement dated as of February 27, 2024, Cliffwater has irrevocably agreed to waive a portion of its investment advisory fees payable to it in order to reduce the investment advisory fee paid to Cliffwater to an annual rate equal to 1.00% of the Fund’s average daily net assets through June 30, 2026. By our execution of this letter agreement (this “Agreement”), intending to be legally bound hereby, Cliffwater agrees that it will waive the remainder of its investment advisory fees payable to it from the date of this Agreement through June 30, 2025.

Cliffwater LLC

By:	/s/ Stephen Nesbitt
Name:	Stephen Nesbitt
Title:	CEO

Your signature below acknowledges

acceptance of this Agreement:

Cascade Private Capital Fund

By:	/s/ Stephen Nesbitt
Name:	Stephen Nesbitt
Title:	President